Exhibit 5.1

STREUSAND | LANDON | OZBURN | LEMMON llp

Christopher Ozburn

(512) 236-9908

ozburn@slollp.com

April 1, 2020

Genprex, Inc.

1601 Trinity Street

Building B, Suite 3.322

Austin, TX 78712

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Genprex, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to an aggregate of 11,005,050 shares of the Company’s Common Stock, $0.001 par value per share (the “Shares”), including (i) 2,491,152 shares (the “2009 Plan Shares”) reserved for issuance upon the exercise of options issued under the Company’s 2009 Equity Incentive Plan, as amended (the “2009 Plan”), (ii) 8,513,898 shares (the 2018 Plan Shares”) reserved for issuance pursuant to the Company’s 2018 Equity Incentive Plan (the “2018 Plan,” and together with the 2009 Plan, the “Plans).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectuses included therein, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, the 2009 Plan, the 2018 Plan, and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. In rendering this opinion, we have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon certificates of officers of the Company and have not sought independently to verify such matters.

Our opinion herein is expressed solely with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2009 Plan Shares, when sold and issued in accordance with the 2009 Plan, and the 2018 Plan Shares, when sold and issued in accordance with the 2018 Plan, and in each case when sold and issued in accordance with the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement.

Spyglass Point | 1801 South MoPac Expressway, Suite 320 | Austin, Texas 78746

Genprex, Inc.

April 1, 2020

This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws

Very truly yours,

/s/ STREUSAND, LANDON, OZBURN & LEMMON, LLP

STREUSAND, LANDON, OZBURN & LEMMON, LLP